EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Black Diamond Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42600, 333-42604, 333-127686, 333-79565, and 333-59193) on Form S-8, (No. 333-171164) on Form S-3, and (No. 333-175695) on Form S-4 of Black Diamond, Inc. of our report dated March 6, 2012, with respect to the consolidated balance sheets of Black Diamond, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Black Diamond, Inc.

/s/ KPMG LLP

Salt Lake City, UT

March 6, 2012